Exhibit 2.1

EXECUTION VERSION

JOINT VENTURE CONTRACT

FOR THE ESTABLISHMENT OF

KOPPERS (JIANGSU) CARBON CHEMICAL COMPANY LIMITED

KOPPERS INTERNATIONAL B.V.

YIZHOU GROUP COMPANY LIMITED

September 10, 2012

EXECUTION VERSION

i

EXECUTION VERSION

ii

EXECUTION VERSION

JOINT VENTURE CONTRACT

ARTICLE 1	GENERAL PROVISIONS

1.1	Introduction

In accordance with the Law of the People’s Republic of China on Sino-foreign Equity Joint Ventures (the “Joint Venture Law”), the Implementing Regulations of the Joint Venture Law (the “Joint Venture Regulations”), and other relevant laws and regulations of the People’s Republic of China (“PRC”), Koppers International B.V. and Yizhou Group Company Limited, adhering to the principles of equality and mutual benefit, agree after friendly consultations to invest jointly in and to set up an equity joint venture company in Pizhou City, Jiangsu Province, PRC, and hereby enter into this Contract.

1.2	Definitions

In this Contract:

1.2.1	Affiliate means, in relation to a Party, any corporation, enterprise, partnership, trust or other entity (an “Entity”) directly or indirectly controlling or controlled by or under common Control with that Party. However, the Parties agree that Affiliate relationships do not exist between enterprises in which the PRC state holds controlling interest merely because the equity interest in both them is controlled by the PRC state.

1.2.2	After-Tax Profits has that meaning as set forth in PRC GAAP.

1.2.3	AIC means the PRC State Administration of Industry and Commerce, including its authorised local branches, as applicable.

1.2.4	Appointed Management Personnel means, collectively, the Company’s General Manager and CFO.

1.2.5	Approval Authority means the PRC government authority which, pursuant to relevant PRC laws and regulations, is authorized to approve this Contract and the Articles of Association.

1.2.6	Articles of Association means the articles of association of the Company as set out in Appendix A.

1.2.7	Board has that meaning as set forth in Article 11.1.

1.2.8	Board Meeting Notice has that meaning as set forth in Article 11.8.2.

1.2.9	Carbon Pitch means intermediate Coal Tar Pitch, hard Coal Tar Pitch, liquid Coal Tar Pitch, collectively.

1.2.10	CFO means the chief financial officer of the Company, as described in Article 16.3.1.

EXECUTION VERSION

1.2.11	Coal Tar means the Coal Tar distillated and condensed from gas during the process of the high-temperature coking of coal.

1.2.12	Coal Tar Pitch means the residue stream which is from the distillation of Coal Tar after lower-boiling hydrocarbon fractions are removed and which has a softening-point range of 30 to 140 degrees centigrade (30-140 ºC).

1.2.13	Commercial Production Date means the date on which the aggregate production capacity of Party B Coking Facilities reaches not less than 130,000 metric tons of Coal Tar per year as a result of Party B Phase II Coking Facilities commencing commercial production.

1.2.14	Company has that meaning as set forth in Article 3.1.

1.2.15	Company Term has that meaning as set forth in Article 22.1.1.

1.2.16	Confidential Information has that meaning as set forth in Article 21.1.

1.2.17	Contract means this Joint Venture Contract as negotiated and executed by the Parties, which includes Appendices A through F.

1.2.18	Control means ownership (whether direct or indirect) of more than fifty percent (50%) of a legal person’s or Entity’s registered capital, or ownership (whether direct or indirect) of more than fifty percent (50%) of a legal person’s or Entity’s voting stock, or the power to designate or appoint fifty percent (50%) or more of the members of the board of directors or equivalent body of that legal person or Entity.

1.2.19	Distributable Profits has the meaning as set forth in PRC GAAP.

1.2.20	Effective Date has that meaning as set forth in Article 30.2.1.

1.2.21	Equity Interest means a Party’s equity interest in the Company.

1.2.22	Excusing Event has that meaning as set forth in Article 26.1.1.

1.2.23	Factory Site means the site of the factory which totals 300 mu.

1.2.24	Funds has that meaning as set forth in Article 16.6.1.

1.2.25	General Manager means that person who, as further detailed in this Contract and the Articles of Association, leads and participates in the management organization of the Company, as well as its day-to-day operations.

1.2.26	Land Grant Contract means the state-owned land grant contract, the terms of which are substantially consistent with Appendix B, to be entered into between the Pizhou People’s Government and the Company in accordance with which the Pizhou People’s Government grants to the Company state-owned land use rights to the Factory Site.

1.2.27	Major Contracts means the following contracts which are executed in connection with this Contract: the Land Grant Contract, Technology License and Services Agreement, Trademark License Agreement, Tar Supply Agreement and Steam and Coke Oven Gas Agreement.

EXECUTION VERSION

1.2.28	Offer, Offeree and Offeror have those meanings in Article 25.4.1.

1.2.29	Opposition Notice has that meaning as set forth in Article 11.8.3.

1.2.30	Party means either Party A or Party B and Parties means Party A and, Party B collectively.

1.2.31	Party B Coking Facilities means (1) the current coking facilities in Linyi, Shandong Province owned by Yizhou Energy Company Limited, a wholly owned subsidiary of Party B; (2) the current coking facilities in Pizhou, Jiangsu Province also owned by Yizhou Energy Company Limited; and (3) Party B Phase II Coking Facilities.

1.2.32	Party B Phase II Coking Facilities means the second coking facilities project to be built by Yizhou Energy Company Limited in the chemical industry cluster area within the Pizhou Economic Development Zone on the land adjacent to the current coking facilities owned by Yizhou Energy Company Limited in Pizhou, Jiangsu Province, the annual production capacity of which will be 1,300,000 tons.

1.2.33	Party Personnel has that meaning in Article 21.4.

1.2.34	PRC means the People’s Republic of China.

1.2.35	PRC GAAP has that meaning as set forth in Article 16.3.3.

1.2.36	Products has that meaning in Article 4.2.1.

1.2.37	Profit has that meaning in PRC GAAP.

1.2.38	RMB means Renminbi, the lawful currency of the PRC.

1.2.39	SAFE means the PRC State Administration of Foreign Exchange, including its authorised local branches and agents, as applicable.

1.2.40	Steam and Coke Oven Gas Agreement means the agreement which sets forth the terms and conditions for the supply of steam and coke oven gas to the Company by Party B or its Affiliate, as set out in Appendix F.

1.2.41	Tar Supply Agreement means the agreement which set forth the terms and conditions for the supply by Yizhou Energy Company Limited of Coal Tar to the Company, as set out in Appendix E.

1.2.42	Technology License and Services Agreement means the agreement which sets forth the terms and conditions under which Party A or its Affiliate makes available to the Company proprietary know-how and technology and technical services, as set out in Appendix C.

1.2.43	Trademark License Agreement means the Trade Name and Trademark License Agreement which sets forth the terms and conditions under which Party A or its Affiliate licenses trademark(s) to the Company, as set out in Appendix D.

1.2.44	Transfer has that meaning as set forth in Article 5.8.2(2).

EXECUTION VERSION

1.2.45	Transfer Notice has that meaning in Article 5.8.2(2).

1.2.46	Transferring Party has that meaning in Article 5.8.2(2).

1.2.47	US$ means the United States Dollar, the lawful currency of the USA.

1.2.48	USA means the United States of America.

1.2.49	References to “assist” or to “assistance” in this Contract mean that a Party which assists or provides assistance shall use its best efforts to achieve the result desired by the Parties in relation to that assistance. For the avoidance of doubt: (a) a Party shall not be expected to provide assistance regarding matters that are not within their natural areas of expertise or experience; and (b) a Party shall not be liable for any such assistance that does not achieve the desired result.

ARTICLE 2	PARTIES TO THE JOINT VENTURE

2.1	Parties

The Parties to this Contract are:

2.1.1	Koppers International B.V. (“Party A”), a limited liability company incorporated and existing under the laws of the Kingdom of the Netherlands with its legal address at Molenlaan 30, 1422ZA Uithoorn, Amsterdam, the Kingdom of the Netherlands. The legal representative of Party A is:

Name:	Leroy Ball

Position:	Director

Nationality:	USA

AND

2.1.2	Yizhou Group Company Limited (“Party B”), a limited liability company incorporated and existing under the laws of the PRC with its legal address at Linyi City, Shandong Province. The legal representative of Party B is:

Name:	Zhang Jianqun

Position:	Chairman of the Board of Directors

Nationality:	PRC

2.2	Power to Enter into this Contract

Each Party represents and warrants that:

2.2.1	it possesses full power and authority to enter into this Contract and has obtained or immediately shall obtain all necessary approvals to perform its obligations hereunder;

EXECUTION VERSION

2.2.2	its representative whose signature is affixed to this Contract has been or will be fully authorized to sign this Contract pursuant to a valid power of attorney, a board resolution or a resolution of shareholder’s general meeting, a copy of which shall be provided to the other Party to this Contract.

ARTICLE 3	ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.1	Establishment of the Joint Venture Company

In accordance with the Joint Venture Law and the Joint Venture Regulations, the Parties agree to set up a limited liability Sino-foreign equity joint venture company (the “Company”) pursuant to the terms of this Contract. The Company shall be governed in accordance with the Articles of Association.

3.2	Name and Address of the Company

3.2.1	The name of the Company shall be “考伯斯（江苏）炭素化工有限公司” in Chinese and “Koppers (Jiangsu) Carbon Chemical Company Limited” in English. The name of the Company shall be subject to the verification of the AIC.

3.2.2	The legal address of the Company shall be in Pizhou City, Jiangsu Province, PRC.

3.3	Limited Liability Company

3.3.1	The Company shall be a limited liability company. Each Party shall be liable to the Company to the extent of its respective subscribed contributions to the Company’s registered capital that are required to be made pursuant to this Contract, and no Party shall have any liability to the Company or to any third party (including any PRC national, provincial or other governmental authority, agency or bureau or any department or division thereof) jointly or severally in excess of such amount. In accordance with relevant PRC laws and regulations, the Parties shall share the profits and bear risks and losses of the Company in proportion to their capital contributions to the Company.

3.3.2	The Parties agree that they each shall waive any claim that each may have in respect of indirect damages (including, but not limited to, damages for loss of profits or benefits) against the other and each of them agrees not to assert any claim against the other in respect of such indirect damages arising out of any breach of this Contract.

3.4	Legal Person Status

The Company shall be a legal person under the laws of the PRC.

3.5	Compliance with Laws

The activities of the Company shall comply with, and be entitled to the protection of, the relevant published laws, statutes, and regulations of the PRC, and also shall be in accordance with the Articles of Association and this Contract.

EXECUTION VERSION

ARTICLE 4	PURPOSE, SCOPE OF BUSINESS AND SCALE OF PRODUCTION

4.1	Purpose of the Company

The Parties’ purpose in forming the Company is to build and operate a Coal Tar production and processing facility that is capable of manufacturing Coal Tar-derived products to meet the demands of the domestic and international markets in terms of quality, price and delivery terms for the Products and to maximize economic benefits.

4.2	Scope of Business

The Company’s business scope shall be:

4.2.1	to produce, process, and sell Coal Tar-derived products and other related products (including Carbon Pitch, solvent, carbon black feedstock, light oil, wash oil, technical napthalene, crude phenol oil) (collectively, the “Products”);

4.2.2	to engage in other business activities as necessary to achieve the purposes, goals and overall success of the Company as stated in this Contract.

4.3	Scale of Production

4.3.1	In accordance with present requirements and market conditions, the Parties agree that the annual Coal Tar processing capacity of the Company, at minimum, shall be 300,000 metric tons of anhydrous Coal Tar.

4.3.2	The Company’s production capacity and scale of production may be expanded, if there are increased market demand and other economic conditions favoring expansion; provided, however, that any such decision to increase production by the Company will be approved by the Board.

4.4	Location of Production and Operations

The Company’s production and processing shall take place at the Factory Site.

ARTICLE 5	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1	Total Amount of Investment

The total amount of investment in the Company shall be RMB 500,000,000, of which RMB 175,000,000 shall be the registered capital of the Company.

5.2	Company’s Registered Capital; Percentages of Parties’ Contributions

5.2.1	The registered capital of the Company shall be RMB 175,000,000, of which Party A shall contribute the US$ equivalent of RMB 131,250,000, accounting for a 75% Equity Interest in the Company; and of which Party B shall contribute RMB 43,750,000, accounting for a 25% Equity Interest in the Company.

EXECUTION VERSION

5.2.2	Any increase of the registered capital and total investment of the Company shall require the unanimous approval of the Board and, if required by relevant PRC laws and regulations, shall be approved by the Approval Authority and registered with the AIC. Any approved increase in the Company’s registered capital shall be contributed by the Parties in the same proportion as that which existed prior to the increase and, following such increase, the percentages of the Parties’ Equity Interests in the Company shall be consistent with those which existed before such increase. The Parties shall make their respective contributions to an increased registered capital in cash, or in such other forms as may be agreed by the Parties.

5.3	Contributions of the Parties

The Parties shall provide the following as their contributions to the registered capital of the Company:

5.3.1	Party A shall contribute the US$ equivalent of RMB 131,250,000 in cash; and

5.3.2	Party B shall contribute RMB 43,750,000 in cash.

5.4	Timing of Capital Contributions

Following approval of this Contract by the Approval Authority and the issuance of the Company’s business license by the AIC, each Party shall make its contributions to the registered capital of the Company pursuant to the following timetable; provided, however, that no Party shall have an obligation to contribute any part of its share of the registered capital of the Company until the conditions precedent set out in Article 5.5 have been satisfied or have been waived by the Parties.

5.4.1	Party A shall contribute:

(1)	an US$ amount equivalent to RMB63,000,000 no later than one (1) month from the date of issuance of the Company’s business license;

(2)	an US$ amount equivalent to RMB42,000,000, at such times as needed by the Company, as requested by the General Manager and notified in writing to Party A (such contribution to be due and payable by Party A within thirty (30) days of receipt of such notification). In any event, such contribution shall be made within six (6) months from the date of issuance of the Company’s business license;

(3)	an US$ amount equivalent to RMB26,250,000, if needed by the Company, as requested by the General Manager, approved by the Board and notified in writing to Party A (such contribution to be due and payable by Party A within thirty (30) days of receipt of such notification).

5.4.2	Party B shall contribute:

(1)	RMB21,000,000 no later than one (1) month from the date of issuance of the Company’s business license;

EXECUTION VERSION

(2)	RMB14,000,000 at such times as needed by the Company, as requested by the General Manager and notified in writing to Party B (such contribution to be due and payable by Party B within thirty (30) days of receipt of such notification). In any event, such contribution shall be made within six (6) months from the date of issuance of the Company’s business license;

(3)	RMB8,750,000 if needed by the Company, as requested by the General Manager, approved by the Board and notified in writing to Party B (such contribution to be due and payable by Party B within thirty (30) days of receipt of such notification).

5.4.3	The Parties shall make their capital contributions simultaneously and in proportion to their respective Equity Interest, which shall be in line and synchronized with the schedule of the project construction of the Company as agreed by the Parties. The Parties shall not be obligated to make any capital contributions ahead of the time schedule provided hereunder.

5.5	Essential Conditions

A Party shall have no obligation to contribute any part of its share of the registered capital of the Company until all of the following events have occurred or the requirement for their occurrence has been waived by the Parties:

5.5.1	the following contracts have been executed by the relevant parties or, for those contracts where the Company is a party, by the Parties on behalf of the Company and then subsequently counter-signed by the Company after its establishment:

(1)	this Contract;

(2)	the Articles of Association; and

(3)	the Major Contracts;

5.5.2	each Party has carried out and completed all of those of its internal approval processes and procedures, including approval by its board of directors, that would be required for it to be a party to this Contract, the Articles of Association, and for it to execute the Major Contracts, and each Party has then notified the other Party, in writing, of such completion;

5.5.3	this Contract and the Articles of Association have been approved by the Approval Authority and no revisions have been required to be made that are not accepted by the Parties;

5.5.4	the Company has received all permits, certificates and approvals from the relevant PRC authorities that are necessary for the Company to operate, including the following:

(1)	an official reply and a certificate of approval from the Approval Authority;

(2)	a business license from the relevant AIC;

EXECUTION VERSION

(3)	an Organization Code Certificate; and

(4)	a Foreign Investment Enterprise Foreign Exchange Registration Certificate obtained from SAFE;

5.5.5	all registrations and filings have been made with the relevant PRC authorities, including the template of the labor contract which sets forth the terms and conditions for employees of the Company and has been filed at the relevant Labor and Social Security Bureau.

If any of the conditions specified in Articles 5.5.1 to 5.5.5 has not been satisfied and the Parties have not waived such condition in writing within the earlier of (a) three (3) months after the Company’s business license is issued, and (b) five (5) months after this Contract is signed by the Parties, or within any extended period of time as the Parties may agree in writing, then either Party shall have the right to terminate this Contract by written notice to the other Party.

5.6	Additional Financing

5.6.1	The Company may borrow any additional funds which it requires in accordance with its construction and production needs. If the Parties agree that they or their designees will provide security in relation to such borrowing, then they shall provide or arrange for that security to be provided in proportion to their respective percentages of Equity Interest in the Company set forth in Article 5.2, unless the Parties agree in writing otherwise.

5.6.2	A Party may, but no Party shall be obliged to, lend funds to the Company. However, if a Party does agree to make such loans, such Party shall be entitled to be paid interest or related fees according to law as if the transaction were a negotiated, arm’s-length financing from a third party.

5.6.3	In respect of the gap between the total amount of investment and registered capital of the Company, the Company will borrow loan(s) from third party bank(s).

5.7	Adjustment of Registered Capital

5.7.1	During the Company Term, the Parties may increase or decrease the Company’s registered capital in accordance with the Articles of Association and the relevant PRC laws and regulations, and with the approval of the Approval Authority (if required). In the event the total amount of investment of the Company shall be less than anticipated as set forth in Article 5.1, then the registered capital of the Company may be adjusted accordingly.

5.7.2	If the Board passes a resolution approving an increase in the Company’s registered capital, the Parties shall make additional contributions to the Company’s registered capital in proportion to their respective percentages of Equity Interest. If a Party fails to make such additional capital contribution, the other Party has the right (but not the obligation) to make such additional capital contribution itself, and the Parties’ respective percentages of Equity Interest shall then be adjusted proportionately.

5.8	Transfer of Equity Interest

EXECUTION VERSION

5.8.1	Transfer of Equity Interest concerning Party B Coking Facilities

(1)	Party B’s Equity Interest in the Company shall be increased to 35% by acquiring from Party A 10% Equity Interest in the Company at an amount equal to 10% of the total registered capital already contributed by the Parties as of the date of the equity transfer (if the Commercial Production Date, as defined in Article 1.2.13, occurs on or before June 30, 2014) or at its fair market value (if the Commercial Production Date occurs after June 30, 2014) as of the date of the equity transfer. The Parties shall cause their respective representatives at the Board to adopt unanimous resolutions approving such equity transfers and shall take all other necessary actions to effect such equity transfers as soon as possible.

(2)	If, at any time during the Company Term, there will be any change in Control over any or all of the Party B Coking Facilities, Party B shall cause the party (or parties) that will have Control over the Party B Coking Facilities to agree in writing to be bound by all the provisions of the Tar Supply Agreement. Under such circumstances, Party A (or a third party designated by Party A) shall have the right (but not the obligation) to acquire a portion (as determined by Party A) or all of Party B’s Equity Interest in the Company at its fair market value. If Party A decides to exercise such right, the Parties shall cause their respective representatives at the Board to adopt unanimous resolutions approving such equity transfer and shall take all other necessary actions to effect such equity transfer as soon as possible.

(3)	For the purpose of this Article 5.8.1, fair market value shall be the value that would be determined in an arm’s length transaction using a valuation method that is appropriate in the circumstances or by an independent third party appraiser to be jointly selected by the Parties.

5.8.2	Transfer to a third party other than an Affiliate

(1)	Subject to the provisions of Articles 5.8.1 and 5.8.2(2) to 5.8.2(5), a Party may transfer its Equity Interest to a third party other than an Affiliate at any time after three (3) years have elapsed since the date of the Company’s establishment (as stated on its business license).

(2)	When a Party (the “Transferring Party”) wishes to transfer all or part of its Equity Interest to a third party (other than a transfer by a Party to an Affiliate pursuant to the provisions of Article 5.8.3 (hereinafter the “Transfer”), it shall notify the other Party, in writing, of: (i) its wish to make the Transfer; (ii) the amount of Equity Interest it wishes to transfer; (iii) the terms and conditions of the Transfer; and (iv) the identity of the proposed transferee (the “Transfer Notice”). The other Party shall have a pre-emptive right to purchase, on the terms and conditions specified in the Transfer Notice the whole of such Equity Interest.

(3)	The other Party shall notify the Transferring Party within thirty (30) days of actual delivery of the Transfer Notice (the “Notice Period”)

EXECUTION VERSION

whether it will purchase all of the Equity Interest to be transferred. If the other Party fails to notify the Transferring Party within such Notice Period that it will purchase such Equity Interest, then it shall be deemed to have agreed to the Transfer to the proposed transferee on the terms and conditions specified in the Transfer Notice, and the Transferring Party may transfer such Equity Interest to such proposed transferee, on the terms and conditions set out in the Transfer Notice. The Parties shall cause their respective directors on the Board to agree unanimously to such transfer. The Transferring Party shall provide the other Party with a duplicate of the executed written agreement with the transferee within fourteen (14) days of the execution of such agreement. The transferee must agree in writing to be bound by all the provisions of this Contract and the Articles of Association.

(4)	If Party B is the Transferring Party, the transferee shall not be a competitor of the Company (i.e., the transferee shall not have engaged in production and/or distribution of the Products as of the time immediately prior to its purchase of the Equity Interest).

(5)	If Party A is the Transferring Party, the transferee shall not be a competitor of Party B (i.e., the transferee shall not have engaged in production and/or distribution of metallurgical coke as of the time immediately prior to its purchase of the Equity Interest).

5.8.3	Transfer to an Affiliate

(1)	Either Party may freely transfer its Equity Interest to its Affiliate and the other Party hereby agrees to such transfer.

(2)	When transferring to an Affiliate, the transferring Party must notify the Board and the other Party, in writing, of such transfer and specify the name and the legal address of the Affiliate, as well as the name, position, nationality and address of the legal representative of the Affiliate. The Parties each shall cause those directors of the Company that they appointed to vote in favor of such transfer.

5.8.4	Amendment of Contract

Those Parties which, following any transfer of equity interest in the Company pursuant to this Article 5.8, remain as the parties to this Contract shall ensure that this Contract and the Articles of Association are immediately amended to reflect such transfer and that all actions necessary to make such transfer valid and enforceable under PRC laws and regulations are taken.

5.9	Investment Certificates

On each occasion after a Party has made a capital contribution to the registered capital of the Company, the Company shall engage an independent accountant registered in the PRC to verify that such contribution has been paid in and to issue a verification report. Upon the issuance of the verification report by the accountant, the Company shall issue to the Party an investment certificate which has been signed by

EXECUTION VERSION

the Chairperson and the Vice-Chairperson of the Company, and which confirms the amount contributed by the Party.

5.10	Rights of a Party

Each Party agrees that, at all times during the Company Term, the Parties shall be entitled to their full rights in accordance with their respective percentages of capital contributions set forth in Article 5.2 (such rights including, but not limited to, their full rights under this Contract, in connection with the Board, and the Articles of Association but subject to the amount of their capital contribution obligations which they have actually paid in to the Company) and adjusted in accordance with Article 5.7; provided that, a Party wishing to exercise such a right is not in breach of its capital contribution obligations set forth in Article 5.4.

5.11	Pledge of Equity Interest

Neither Party may pledge or otherwise create any encumbrance on its Equity Interest in the Company without obtaining the other Party’s prior written consent.

ARTICLE 6	RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE

6.1	General Principles

In addition to its other responsibilities under this Contract, each of the Parties agrees to assist the Company in those areas, including those set forth in this Article 6, in which that Party has special expertise and/or experience.

6.2	Supply of Materials, Resources, Services, and Technology

6.2.1	Each Party shall assist the Company to obtain, at competitive prices, all Coal Tar which the Company needs pursuant to its annual production plan.

6.2.2	Party B shall procure Yizhou Energy Company Limited to enter into the Tar Supply Agreement with the Company, under which the Company will be provided with all of the Coal Tar produced by Party B, which is estimated to be not less than 83,000 metric tons of Coal Tar per year prior to the Commercial Production Date and 130,000 metric tons of Coal Tar per year subsequent to the Commercial Production Date. The Parties shall use their best efforts to assist the Company to obtain from third parties all other Coal Tar needed by the Company. If the amount of Coal Tar which the Company obtains from third parties is still not sufficient for its needs, then in the event that the Parties own and control a new coking facility and if that facility sells Coal Tar, then such facility shall sell Coal Tar to the Company, on a priority basis and at the price determined pursuant to the relevant clauses of the Tar Supply Agreement.

6.2.3	Party B shall enter into the Steam and Coke Oven Gas Agreement with the Company.

6.2.4	The Parties shall assist the Company with sourcing, purchasing, and/or, leasing (if applicable) within the PRC:

EXECUTION VERSION

(1)	adequate quantities of Coal Tar and other materials, including raw materials;

(2)	local equipment, articles for office use, means of transportation and communications facilities.

6.2.5	The Parties shall assist the Company in the procurement of equipment, instruments and vehicles from abroad and in arranging transportation of the same to the PRC, and assist the Company in the purchase or leasing of other machinery, equipment, supplies, office appliances, means of transportation, communications facilities and other materials required by the Company from outside the PRC.

6.3	Government and Business Relations

6.3.1	The Parties shall handle the establishment of the Company in the PRC (including submission for approval of this Contract and other relevant documents to the Approval Authority and to any other government authority whose approval is required), the registration of the Company with (and obtaining the business license from) the relevant administration of industry and commerce, and the registration of the Company with the relevant tax and customs authorities.

6.3.2	The Parties shall assist in handling matters with the relevant branch of SAFE to obtain a Foreign Investment Enterprise Foreign Exchange Registration Certificate for the Company and other approvals necessary to establish RMB bank account(s) and foreign exchange bank account(s) and in handling any other related matters.

6.3.3	The Parties shall assist the Company to apply for, obtain, and maintain all permits necessary for its operations and activities.

6.3.4	If requested by the Company, the Parties shall assist the Company in handling customs declaration procedures (including obtaining all relevant import and export licenses) for imported raw materials, machinery, equipment, materials, supplies, and related documentation, and exported Products; and assist in arranging for the inland transportation of items to and from the Factory Site or other designated sites.

6.3.5	Party B shall assist the Company in dealing with PRC tax matters.

6.3.6	The Parties shall assist the Company to apply for and obtain all possible tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the Company under PRC law including designation of the Company as a “Technologically-Advanced Enterprise.”

6.3.7	The Parties shall assist the Company, if requested by the Company, in the submission of applications for, and the granting of, all necessary approvals, permits, certificates and licenses required in connection with safety and environmental matters, especially waste disposal matters, and other matters regulated by governmental authorities.

EXECUTION VERSION

6.3.8	As requested by the Company, the Parties generally shall assist the Company in its relations with government authorities and PRC domestic companies.

6.3.9	Party B shall assist the Company with its knowledge of the Chinese culture and business practices.

6.4	Maintenance of Facilities and Equipment

6.4.1	The Parties shall assist the Company in any necessary renovations or installations of:

(1)	its facilities and equipment;

(2)	machinery and equipment purchased by the Company either domestically or from overseas, if any.

provided, however, that the specific assistance to be provided, as well as applicable rights and obligations shall be agreed between the Party providing it and the Company, and shall be stipulated in a contract which they all have signed.

6.5	Employees

6.5.1	The Parties shall assist the Company with employment-related matters, including the recruitment of other qualified PRC management personnel, technical personnel, workers and other needed personnel.

6.5.2	The Parties shall assist expatriate personnel of Party A and the Company in handling the necessary procedures for entry visas, work permits and travelling arrangements.

6.5.3	The Parties shall assist in arranging appropriate housing acceptable to Party A for expatriate employees of the Company and accommodations for foreign personnel on temporary assignment to the Company, and the Company shall bear the reasonable expenses for the General Manager’s housing.

6.5.4	Party A shall assist the Company in recruiting expatriate management and technical personnel.

6.5.5	Upon the request of the General Manager, the Parties shall assist the Company in formulating standards for recruiting, evaluating and promoting staff and workers.

6.5.6	Party A shall assist the Company in arranging foreign visas and accommodation for personnel and directors of the Company travelling abroad on Company business.

6.6	Financing and Insurance

6.6.1	The Parties shall assist the Company to obtain RMB loans from financial institutions.

EXECUTION VERSION

6.6.2	The Parties, if requested by the General Manager, shall assist to negotiate the terms of the Company’s direct or indirect insurance coverage and premiums with insurers and brokers inside and outside of the PRC.

6.6.3	The Parties shall assist the Company to obtain foreign currency loans from financial institutions and/or to obtain foreign currency.

6.7	Applicable Laws

The Parties recognize that, in carrying out their obligations under this Contract, they shall be subject to and must abide by the laws, regulations and rules of the PRC.

ARTICLE 7	TECHNOLOGY LICENSE AND SERVICES AGREEMENT

7.1	The Parties agree that Party A will or will procure its Affiliate to, pursuant to and in accordance with the terms and conditions set forth in the Technology License and Services Agreement, license proprietary know-how and technology to the Company.

Article 8	SERVICES

8.1	Supply of Steam and Coke Oven Gas

8.1.1	Party B shall or shall procure its Affiliate to supply to the Company steam and coke oven gas in accordance with the terms and conditions set forth in the Steam and Coke Oven Gas Agreement.

8.1.2	If, due to the expansion of production described in Article 4.3.2, the Company’s need for steam and coke oven gas exceeds the amounts set out in the Steam and Coke Oven Gas Agreement, and Party B or its Affiliate is unable to meet the Company’s requirements, then Party B will assist the Company to obtain such supply of additional amounts of steam and coke oven gas as follows:

(1)	on a continuous uninterrupted basis;

(2)	in quantities sufficient to meet the full operational requirements of the Company,

(3)	in accordance with the practice in other comparable industrial joint ventures in Jiangsu Province; and

(4)	at a favorable cost which shall be no higher than that paid by state-owned enterprises for similar utilities in the area.

8.2	Right of Access

Party B further undertakes that at all relevant times the Company, its employees, agents, representatives and visitors shall be entitled to have access to Party B’s factory site, subject to the consent of Party B, which consent will not be unreasonably withheld or delayed. Such access shall in any event be sufficient to allow the

EXECUTION VERSION

Company to carry on its normal business, provided that Party B shall not be unreasonably inconvenienced by such access, and further provided that such access shall at all times be subject to the regular work rules and regulations applicable to Party B’s factory site.

ARTICLE 9	MARKETING, SALES OF PRODUCTS

9.1	Annual Sales Plan and Exports

By 31 October of each year of the Company Term, the General Manager shall coordinate and prepare for the Company an annual sales plan for the immediately-upcoming year. Such annual sales plan shall be implemented beginning from 1 January of the immediately-upcoming year and shall be based upon the following factors:

9.1.1	the market within the PRC for the Products;

9.1.2	the market outside of the PRC for the Products;

9.1.3	the Company’s already-existing contracts and orders;

9.1.4	the production and operational needs of the Company;

9.1.5	the implementation of the Company’s annual sales plan for the year ending on the immediately-upcoming 31 December.

9.2	Trademarks, Name and Trademark License

9.2.1	The Parties agree that Party A will or will procure its Affiliate to, pursuant to and in accordance with the terms and conditions set forth in the Trademark License Agreement, license to the Company the right to use certain trademarks.

9.2.2	The trademarks used on the Products and the “Koppers” company name used by the Company shall be used in accordance with the terms and conditions specified in the Trademark License Agreement. In addition, subject to the approval of the Board, the Company may use new trademarks (including applying for registration of new trademarks).

ARTICLE 10	PURCHASES OF EQUIPMENT AND MATERIALS

10.1	General Principles

After the commencement of its operations, the Company, inside or outside of the PRC, shall make its purchases of required Coal Tar, other raw materials and fuel, parts and components, equipment, means of transportation and articles for office use, according to the terms and conditions of procurement, quality, quantity, pricing, and delivery terms and dates that both are: (i) competitive; and (ii) in the best interests of the Company.

EXECUTION VERSION

10.2	Purchases in the PRC

For items purchased in the PRC, the Company shall choose the most competitive price subject to the considerations set out in Article 10.1, and the Company shall pay such price in RMB.

10.3	Purchases from Abroad

10.3.1	When the Company needs to make purchases from outside of the PRC, the General Manager shall select the relevant suppliers after conducting research on the international market, consulting with the other Appointed Management Personnel, and considering the competitiveness of the relevant prices subject to the considerations set out in Article 10.1.

10.3.2	During the procurement process, Party A shall assist the Company in obtaining market information and in procurement activities outside of the PRC.

ARTICLE 11	THE BOARD OF DIRECTORS

11.1	The Company shall have a board of directors (the “Board”). The composition, powers, duties and operational procedures of the Board and other related matters shall be as stipulated in the Articles of Association.

11.2	The Board shall be the highest authority of the Company. The Board shall consist of six (6) directors, four (4) of whom shall be appointed by Party A, and two (2) of whom shall be appointed by Party B. In the event that the percentages of the Parties’ respective equity interest in the Company changes, the number of directors to be appointed by each Party shall reflect, as nearly as possible, its Equity Interest in the Company after the change and shall be in accordance with the applicable PRC laws and regulations.

11.3	The power to nominate the Chairperson of the Board shall belong to Party A. The power to nominate the Vice Chairperson of the Board shall belong to Party B.

11.4	The Chairperson of the Board shall be the legal representative of the Company, and shall have the authority conferred upon him/her by the relevant PRC laws and regulations and by the Board. The Vice-Chairperson of the Board shall have the authority conferred upon him/her by the relevant PRC laws and regulations and by the Board. Both the Chairperson and the Vice-Chairperson shall not contractually or otherwise bind the Company without the prior written authorization of the Board.

11.5	Both the Chairperson and the Vice-Chairperson shall act in accordance with the provisions of this Contract and of the Articles of Association.

11.6	Whenever the Chairperson of the Board is unable to perform his/her responsibilities for convening and presiding over meetings of the Board for any reason, he/she shall authorize the Vice-Chairperson of the Board. If the Vice-Chairperson is unable to perform his/her responsibilities for convening and presiding over meetings of the Board for any reason, the Chairperson shall authorize another director to act on his/her behalf.

EXECUTION VERSION

11.7	The adoption of resolutions concerning the following matters shall require the unanimous approval of all the directors who are present in person or by proxy at a duly convened meeting of the Board:

11.7.1	amendments to the Articles of Association of the Company;

11.7.2	suspension or dissolution of the Company;

11.7.3	increase or reduction in the registered capital of the Company;

11.7.4	merger or division of the Company; or

11.7.5	provision by the Company to any third party of guaranty for repayment of loans.

11.8	Board Meetings

11.8.1	Five (5) directors present in person or by proxy shall constitute a quorum for a meeting of the Board. Any resolution approved by the Board without a quorum present is invalid. Each Party shall ensure that each of the directors whom it has appointed attends all properly convened meetings of the Board in person or by proxy.

11.8.2	A Board meeting shall be called by a 20-day prior written notice setting out the proposed agenda and resolutions of that meeting (the “Board Meeting Notice”).

11.8.3	If a Party disagrees that any of the matters on the proposed agenda shall be resolved at that meeting or disagrees with any of the proposed resolutions, that Party shall within ten (10) days from the date of the Board Meeting Notice inform the other Party and the Company by written notice of its opposition and setting out in sufficient detail the reasons for its opposition (the “Opposition Notice”). For the avoidance of doubt, if a Party does not issue the Opposition Notice within such 10-day period, that Party is deemed to have agreed to the proposed agenda and the Board meeting shall proceed in the manner as set out in the Board Meeting Notice.

11.8.4	Within ten (10) days from the date of the Opposition Notice, the Parties shall discuss in good faith to resolve their differences. If the Parties cannot reach an agreement on any of the matters on the proposed agenda or on any of the proposed resolutions set out in the Board Meeting Notice:

(1)	any undisputed matters shall be voted on at the Board meeting to which the Board Meeting Notice relates; and

(2)	any disputed matters shall be removed from the proposed agenda and shall be deferred to and voted on at the following Board meeting convened pursuant to Article 11.8.2, provided that the Parties shall discuss in good faith the disputed matters in between the two Board meetings, endeavour to reach an agreement on the disputed matters as soon as possible, and avoid any negative impact on the Company’s then and future business operations caused by the postponed voting of the disputed matters.

EXECUTION VERSION

11.8.5	If the Parties disagree on any matter (other than a matter set out in the Board Meeting Notice) during a Board meeting, such disputed matter shall be deferred to and voted on at the following Board meeting convened pursuant to Article 11.8.2, provided that the Parties shall discuss in good faith the disputed matter in between the two Board meetings, endeavour to reach an agreement on the disputed matter as soon as possible, and avoid any negative impact on the Company’s then and future business operations caused by the postponed voting of the disputed matter.

11.8.6	Notwithstanding Article 11.8.1, the Directors present at the Board meetings referred to in Articles 11.8.3, 11.8.4(1), 11.8.4(2) and 11.8.5 shall be deemed to constitute a quorum.

11.9	The adoption of all resolutions (other than those specified in Article 11.7) shall require the approval of a simple majority of the directors who are present in person or by proxy at a duly convened meeting of the Board.

11.10	None of the Appointed Management Personnel shall be on the Board.

ARTICLE 12	MANAGEMENT ORGANIZATION

12.1	The Company’s management organization shall be under the leadership of a General Manager, who shall report directly to the Board. In addition to the General Manager, the Company shall have a CFO, who shall report directly to the General Manager.

12.2	The General Manager shall be nominated by Party A, and shall be appointed by the Board. The CFO shall be nominated by Party B. If Party B does not nominate the CFO, the CFO shall be recruited from the market. The CFO shall be appointed by the Board. Each Party agrees to cause its directors on the Board to assent to a resolution to unanimously confirm such appointment.

12.3	The powers and authorities of each of the Appointed Management Personnel shall be determined by the Board.

ARTICLE 13	THE BOARD OF SUPERVISORS

13.1	The Company shall establish a board of supervisors (the “Board of Supervisors”).

13.2	The Board of Supervisors shall be composed of three (3) supervisors. Party A and Party B shall each appoint one (1) supervisor. All the employees of the Company shall have the right to elect one (1) supervisor through the employee representative meeting, employee assembly meeting or other forms of democratic election .

13.3

The Board of Supervisors shall have one (1) Chairman, who shall be nominated by Party A and be elected by all supervisors by majority votes (more than half). The Chairman shall convene and preside over the meetings of the Board of Supervisors. If the Chairman is unable to or does not perform his duties, another supervisor elected

EXECUTION VERSION

by the other two (2) supervisors shall convene and preside over meetings of the Board of Supervisors.

13.4	No director or senior manager may concurrently work as the supervisor.

13.5	The Board of Supervisors shall have the functions set out under the relevant PRC laws and regulations.

13.6	The expenses necessary for a supervisor to perform his/her duties, including expenses relating to investigations and the institution of legal proceedings shall be borne by the Company.

ARTICLE 14	LABOR MANAGEMENT

14.1	Handling of Employment Matters

Matters relating to the recruitment, employment, dismissal, wages and welfare of the employees of the Company shall be handled in accordance with the Labor Law of the People’s Republic of China and all other relevant PRC laws and regulations.

14.2	Trade Union

The employees of the Company shall have the right to establish a trade union organization in accordance with relevant PRC laws and regulations.

ARTICLE 15	PREFERENTIAL STATUS OF THE COMPANY

15.1	General

The Company shall apply to obtain for the Company the benefits of the most favorable applicable tax exemptions, reductions, investment incentive, privileges and preferences that are now or may in the future become obtainable under PRC law or under any treaties or international agreements to which the PRC is or may become a party. The Parties shall assist the Company to obtain such benefits.

15.2	Technologically-Advanced Enterprise Status

The Parties acknowledge that the receipt by the Company of “Technologically-Advanced Enterprise” status during the Company Term is an important factor to the formation and success of the joint venture project represented by this Contract. Accordingly, after the Company commences its operations, with the assistance of all Parties, the Company shall apply promptly to the relevant government authority for confirmation as a “Technologically-Advanced Enterprise”.

15.3	Foreign Exchange Status

It is advantageous to the Company for it to be issued a Foreign Investment Enterprise Foreign Exchange Registration Certificate, to be able to receive foreign exchange and maintain foreign exchange bank accounts, and to have access to sufficient foreign

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exchange to perform its foreign exchange obligations through designated foreign exchange banks or other legal means.

15.4	Preferential Treatment

The Company and the Parties, individually and jointly, when necessary and possible, shall assist the Company to obtain the most preferential treatment that can be obtained for the Company pursuant to the laws and regulations of the PRC.

ARTICLE 16	TAXES, FINANCE, AUDIT AND DISTRIBUTION OF PROFIT

16.1	Company Taxes

The Company shall pay taxes in accordance with the stipulations of relevant PRC laws and regulations taking into consideration the various preferential tax treatments given by the PRC to joint venture companies. The Company shall use its best endeavours to obtain the maximum preferential tax and customs duty treatment permitted by the relevant regulations. In the event that new laws or regulations permit more favorable taxation for joint ventures at a later date, the Company shall be entitled to apply for the benefit of the relevant new law or regulation.

16.2	Individual Income Tax

The Company shall withhold individual income taxes according to the Individual Income Tax Law of the PRC or other laws and regulations of the PRC, as applicable.

16.3	Accounting and Financial System

16.3.1	The Chief Financial Officer of the Company (the “CFO”) shall be responsible for the day-to-day financial management of the Company. Among his/her duties, the CFO shall organize the compilation of financial statements and shall oversee the maintenance of the Company’s accounting books and financial records.

16.3.2	The Company shall adopt the internationally-practiced accrual basis of accounting and the debit and credit method for book-keeping, and shall prepare complete, accurate and appropriate financial and accounting books and records in accordance with the Enterprise Accounting System and other relevant financial principles, taking into account Party A’s financial accounting system and needs.

16.3.3	Within such period after the end of each month and fiscal year of the Company as determined by the Board, the CFO shall prepare financial statements of the Company for the Parties and the Board, including a balance sheet, profit and loss statement, and cash flow statement, for that month or fiscal year (as the case may be) in accordance with PRC generally-accepted accounting principles (“PRC GAAP”).

Immediately upon the preparation of those reports, the CFO shall provide to each of the Parties and the Board copies of the said financial statements, and other reports which a Party and/or the Board has requested.

EXECUTION VERSION

16.3.4	The RMB shall be used as the unit of account by the Company in its financial accounting.

(1)	Cash, bank deposits, foreign currency loans as well as creditors' rights, debts, income and expenses, and other relevant financial data, which are denominated in currencies different from the unit of account, shall be recorded in the currency of actual receipt and payment.

(2)	Treatment of exchange gains and losses arising from exchange rate differences shall accord with the accounting treatment for foreign currency transactions announced by the relevant government authority in the PRC.

16.3.5	The accounting system and procedures to be adopted by the Company shall be prepared by the CFO, reviewed and considered by the General Manager, and then submitted to the Board for approval. Once approved by the Board, the accounting system and procedures, if required under relevant PRC laws and regulations, shall be filed with the relevant PRC central and/or local government authorities.

16.3.6	The fiscal year of the Company shall begin on January 1 and end on December 31 of each year. The first fiscal year of the Company shall begin on the day the Company obtains its business license and end on December 31 of the same year.

16.3.7	All financial statements and reports of the Company shall be made and kept in both the Chinese and the English languages.

16.3.8	Copies of financial statements and reports shall be provided in a timely fashion to each Party and the Board. If requested by a Party, accounting records, vouchers and books shall be made available by the Company in a timely fashion to that Party for review, provided that the Party receiving the financial information shall maintain secrecy of the information.

16.3.9	Tax returns for the Company shall be prepared in accordance with the applicable laws and regulations of the PRC under the supervision of the CFO and, when required under relevant PRC laws and regulations, shall be approved and signed by the General Manager.

16.3.10	At the end of each fiscal year, the CFO shall prepare such information as shall be necessary for the preparation of any tax returns and statements as may be required under the laws applicable to Party A or any of its Affiliates. This shall include furnishing Party A with certified copies of government receipts for income taxes paid within the PRC.

16.3.11	The Company shall also provide reasonable information that may be required for the audit of any tax return by authorities of the Kingdom of the Netherlands.

16.4	Bank Accounts

16.4.1	After the business license (copy) has been issued to the Company, the Company shall have the CFO separately open foreign exchange account(s)

EXECUTION VERSION

and RMB account(s) in banks authorized to accept RMB and foreign exchange deposits in the PRC from a Sino-foreign joint venture.

16.4.2	If it deems it necessary, the Company may also have the CFO, pursuant to the operational needs of the Company and in accordance with relevant PRC regulations, open foreign exchange accounts with financial institutions outside of the PRC.

16.5	Auditing

16.5.1	The Board shall engage an independent auditor, registered and reputable in the PRC, which is capable of performing accounting work meeting PRC accounting standards for foreign investment enterprises. Such auditor shall examine and verify the accounts and accounting systems of the Company. The results of that auditor’s examination shall be reported to the Board with a copy to the General Manager. The Company shall submit to the Parties and to each director the audited annual accounts within such period after the end of the fiscal year as determined by the Board, together with the audit report of the independent auditor.

16.5.2	If it deems it necessary, any Party may engage an auditor at its own expense from the PRC or another country to audit the accounts and accounting systems of the Company.

16.5.3	The Company shall permit auditors appointed under Articles 16.5.1 or 16.5.2 to have access to the books and records of the Company and will provide the necessary office space and facilities to enable an audit to be carried out effectively. Such auditors shall keep confidential all documents which they audit.

16.6	Contributions to the Three Funds

16.6.1	The Company shall set aside a certain amount of money from its After-Tax Profits each year for the Reserve Fund, the Enterprise Development Fund and the Bonus and Welfare Fund for Staff and Workers (the “Funds”) in accordance with relevant PRC laws and regulations. The amount to be set aside annually for the Funds shall be discussed and decided by the Board according to the business situation of the Company.

16.6.2	When the cumulative aggregate of the funds in the Reserve Fund and Enterprise Development Fund equals fifty percent (50%) of the registered capital of the Company, the Company need not make further allocations to these two funds.

16.6.3	Within the limits of the law and regulations of the PRC, all money placed in the Funds shall be placed by the Company with internationally-recognized banks or financial institutions in the PRC or abroad (if possible under relevant PRC laws and regulations), providing the best-obtainable terms of remuneration for such Funds, as approved by the Board.

16.7	Distribution of Profits

EXECUTION VERSION

16.7.1	Unless the Board decides otherwise, at least eighty percent (80%) of the Distributable Profits shall be distributed to the Parties annually following the date of issuance of the Company’s business license, provided that the Company’s ability to repay bank loans shall not be impaired.

16.7.2	Profits shall be distributed to the Parties in proportion to their respective percentages of capital contributions to the Company as set out in Article 5.2 and adjusted in accordance with Article 5.7, and shall be accounted in RMB. Profits payable by the Company to Party A shall be paid in accordance with Article 17.1.3.

16.7.3	Profits may be undistributed to the Parties and, instead, may be withheld for reinvestment in new projects, as determined by the Board, subject to the provisions in the Articles of Association that relate to the non-distribution of profits.

ARTICLE 17	FOREIGN EXCHANGE

17.1	Foreign Exchange Requirements of the Company

17.1.1	All foreign exchange transactions of the Company shall be handled in accordance with relevant PRC laws and regulations.

17.1.2	Subject to relevant PRC national regulations, the foreign currency receipts of the Company (such as foreign exchange capital invested and foreign currency loans) must be freely transferable into the PRC without any restriction and shall be deposited in the foreign currency account(s) of the Company.

17.1.3	All payments denominated in RMB and to be paid by the Company to Party A shall be made in a currency designated by Party A (including without limitation any of the following currencies, US$, Euro, Pound, Japanese Yen, Australian Dollar or RMB) in an amount equivalent to the RMB amount of such payments, provided that the payments are approved by the relevant PRC foreign exchange control authorities (where such an approval is required under PRC law), and that, if the payments will be made in a foreign currency, such type of foreign currency is readily available at the bank where the Company conducts the majority of its foreign currency business. Party A will have the right to remit outside of the PRC all payments made to it by the Company, including amounts paid to it upon dissolution of the Company. All banking charges in connection with such payment shall be borne by Party A.

17.2	Applicable Foreign Exchange Rate

The foreign exchange rate applicable to the conversion of RMB to foreign currency or vice-versa shall be the buy or sell rate (as applicable) for such foreign currency that is announced by the People’s Bank of China on the date on which the relevant transaction occurs, unless the Company has employed a form of forward exchange transaction in compliance with PRC law and Company policy.

EXECUTION VERSION

ARTICLE 18	INSURANCE AND COMPLIANCE

18.1	General

18.1.1	Various types of insurance cover for the Company shall be purchased by the Company from insurance companies permitted by PRC law to provide insurance coverage to Sino-foreign joint ventures or shall be otherwise arranged.

18.1.2	Recommendations concerning the Company’s program for insurance cover shall be provided by the General Manager to the Board.

18.1.3	The final decision about the Company’s program for insurance cover shall lie with the Board and shall be implemented by the General Manager. All items of the Company’s insurance coverage shall be taken out from insurance companies established in the PRC.

18.2	Quality, Safety, Environmental Protection, and Conduct

18.2.1	The Parties hereby agree that they will use their best efforts to ensure that the Company’s policies and practices relating to the quality and safety of the Products and to environmental protection shall meet the standards under applicable laws of the PRC.

18.2.2	The Parties further agree that the Company shall adopt and operate in accordance with the Koppers Code of Ethics and Conduct.

ARTICLE 19	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

19.1	Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

19.1.1	Party A is a company incorporated and existing under the laws of the Kingdom of the Netherlands.

19.1.2	Party A has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which Party A is a party and to observe and perform its obligations hereunder and thereunder.

19.1.3	Party A has obtained or will obtain according to legal procedure (or, in relation to its Affiliate(s), ensured the obtaining of) all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party A or its Affiliate(s) is a party and to observe and perform its obligations hereunder and thereunder; provided however, that this Contract is subject to the approval of the Approval Authority before it becomes effective.

EXECUTION VERSION

19.1.4	Party A has obtained authorisation to license the right to use the know-how and technology in accordance with the Technology License and Services Agreement.

19.2	Representations and Warranties of Party B

Party B hereby represents and warrants to Party A as follows:

19.2.1	Party B is a limited company duly organized and validly existing as a legal person under the laws of the PRC.

19.2.2	Party B has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party and to observe and perform its obligations hereunder and thereunder.

19.2.3	Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party, and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract is subject to the approval of the Approval Authority before it becomes effective.

ARTICLE 20	NON-COMPETE

20.1	To the extent permitted by PRC laws and regulations, neither Party B nor any of its Affiliates shall (either directly or indirectly) during the term of this Contract establish or participate, as investors, co-venturers, technology licensors, technology licensees or otherwise, directly or indirectly, in a business which processes Coal Tar to produce the Products and/or markets and distributes the Products within and outside the PRC.

20.2	To the extent permitted by PRC laws and regulations, neither Party A nor any of its Affiliates shall (either directly or indirectly) during the term of this Contract establish or participate, as investors, co-venturers, technology licensors, technology licensees or otherwise, directly or indirectly, in a business which produces and/or distributes metallurgical coke within and outside the PRC.

20.3	On an annual basis, all management personnel and directors of the Company shall disclose to the Board, in writing, the following information:

20.3.1	whether she/he directly or indirectly, is investing in or finances a project or entity that competes with the operations or products of the Company;

20.3.2	whether any of his/her relatives directly or indirectly, is investing in or finances a project or entity that competes with the operations or products of the Company;

20.3.3	whether she/he is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company;

EXECUTION VERSION

20.3.4	whether any of his/her relatives is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company.

20.4	If there is any change to the information which a director or a management personnel of the Company provides pursuant Article 20.3, such director or personnel immediately shall notify the Board, in writing, of any such change.

20.5	Unless otherwise unanimously agreed by all the members of the Board that such a removal shall not occur, a director or management personnel of the Company immediately shall be removed from his/her position on the Board and terminated from his/her position in the Company (as applicable), if:

20.5.1	s/he fails to fully comply with the reporting requirements under Articles 20.3 and 20.4;

20.5.2	s/he holds five percent (5%) or more of the equity interest, share capital, issued shares, or any other forms of ownership, control, or voting interests in a project or entity that competes with the operations or products of the Company;

20.5.3	on a consolidated basis, s/he, along with his/her relatives, holds five percent (5%) or more of the equity interest, share capital, shares, or any other forms of ownership, control, or voting interests in a project or entity that competes with the operations or products of the Company;

20.5.4	s/he is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company;

20.5.5	his/her relatives is a director, advisor, consultant or management personnel to a project or entity that competes with the operations or products of the Company.

20.6	Recognizing that those directors on the Board who are appointed by the Parties might also be employees of Affiliates of that Party, the Parties understand and agree that Article 20.5 shall not apply to those directors of the Company who are also employees, officers, or directors of Parties’ Affiliates, except that it shall apply to such directors who are employees or management personnel of a Party’s Affiliate which conducts Coal Tar processing in the PRC.

20.7	If an employee, officer, or director of the Company shall be removed pursuant to Article 20.5, then the Board, the General Manager, or any Party which, under this Contract, has the right to nominate such director and/or management personnel, immediately shall do all that is required under this Contract and the Articles of Association to remove immediately such director or management personnel from all posts which s/he holds in the Company.

ARTICLE 21	CONFIDENTIALITY

21.1	Each Party shall maintain the secrecy and confidentiality of, and not disclose to any third party or person, any proprietary, secret or confidential data and information

EXECUTION VERSION

relating to the Company, its business operations, its financial affairs or the Products, or belonging to any of the other Party, or disclosed to a Party by the other Party at any time during or for the purpose of negotiation or implementation of this Contract and/or a Major Contract, or the establishment or operation of the Company (collectively, the “Confidential Information”). For the avoidance of doubt, Confidential Information shall include, without limitation, any know-how, technology, and technical documentation that is provided by Party A pursuant to the Technology License and Services Agreement. Each Party agrees that any Confidential Information shall be used by each Party exclusively and solely for the furtherance of the business operations of the Company, and for no other purpose.

21.2	The obligations of secrecy and non-disclosure and the restrictions of use contained in this Article 21 do not apply to Confidential Information which the receiving Party can demonstrate:

21.2.1	is available to the public at the time it is disclosed or thereafter becomes available to the public (otherwise than by disclosure by the receiving Party);

21.2.2	is known to the receiving Party at the time of disclosure;

21.2.3	properly comes into the possession of the receiving Party from an independent source not bound by a confidentiality obligation; or

21.2.4	is required to be disclosed by operation of law, any government or regulatory authority, or stock exchange.

The Parties agree that if the Party receiving the Confidential Information intends to provide any of it to any stock exchange, then it must notify the Party which has provided it with that information, before it discloses any Confidential Information to a stock exchange.

21.3	Each Party agrees to abide by these obligations of confidentiality during the term of this Contract, or for so long as the Company continues to exist, and for a period of five (5) years thereafter.

21.4	The Company shall cause its personnel, and the Parties shall cause their directors, staff and other employees, and those of their Affiliates with access to Confidential Information (the “Party Personnel”), to be bound by and comply with the obligations set out in Article 21. To this effect, an undertaking of secrecy and non-use, in form and substance satisfactory to all of the Parties, shall be included in all labor or service contracts signed by Company personnel or by relevant Party Personnel. If Party Personnel breach this undertaking, the relevant Party shall be jointly liable with the Party Personnel.

ARTICLE 22	DURATION OF THE JOINT VENTURE

22.1	Term of the Company and this Contract; Survival

22.1.1	The duration of the Company (the “Company Term”) shall be fifty (50) years, starting from the date on which the business license of the Company is issued

EXECUTION VERSION

by the relevant administration of industry and commerce. The Company Term may be extended pursuant to Article 22.2.

22.1.2	The effective term of this Contract shall begin when it is executed by the Parties and approved by the Approval Authority, and shall end when the Company Term ends, or upon dissolution of the Company.

22.1.3	Articles 21, 22, 23, 24, 25, 27.1, 28, 29, 30.4, 30.5, 30.6 and 30.7 shall survive the termination of this Contract.

22.2	Extension of the Company Term

22.2.1	At least two (2) years prior to the expiration of the Company Term, the Parties shall hold consultations to discuss the extension of the Company Term. If the Parties agree to extend the Company Term, an application for such extension shall be submitted for approval pursuant to requirements under relevant PRC laws and regulations and not less than six (6) months prior to the expiration of the Company Term. Any extension of that term as approved shall be registered in accordance with relevant PRC laws and regulations.

22.2.2	Dissolution of the Company upon early termination or at expiration of the Company Term shall be subject to the provisions of Articles 23, 24, 25 and 26.

ARTICLE 23	EARLY TERMINATION AND DISSOLUTION

23.1	Events of Early Termination

This Contract may be terminated early and the Company may be dissolved, upon the occurrence of any of the following events:

23.1.1	the Company has incurred heavy losses for five (5) consecutive years, and is unable to continue operations (for purposes of this Article the term “heavy losses” shall mean that the accumulated losses of the Company have reached fifty percent (50%) or more of the value of the net assets of the Company);

23.1.2	the Company is unable to continue operations due to the occurrence of an Excusing Event, except as otherwise provided in Article 26;

23.1.3	there is a material change to the main scope of business of the Company as provided in this Contract, unless otherwise agreed by the Parties in writing.

23.1.4	the Company is unable to realize its purpose as set forth in this Contract, and has no development prospects;

23.1.5	either Party is bankrupt, or is in bankruptcy proceeding or in similar proceedings (excluding proceedings for the purpose of restructuring or merger);

23.1.6	the Parties unanimously agree to early dissolution of the Company;

EXECUTION VERSION

23.1.7	expiration or termination of a Major Contract (except for the Trademark License Agreement), prior to the expiration of the Company Term (as extended) (not applicable to the circumstance where the termination of a Major Contract is caused by Party A transferring all of its Equity Interest in the Company to any third party that is not an Affiliate of Party A);

23.1.8	the Parties do not reach agreement on the adjustments to each Party’s economic benefits as provided under Article 27.3 within ninety (90) days of the request by a Party for such adjustments, and a Party gives the other Party notice that it wishes the Parties to consider early termination.

23.2	Early Dissolution of the Company

Upon the occurrence of any of the events enumerated in Article 23.1, unless either Party has commenced the acquisition procedures set out in Article 25.2, the Board shall be deemed to have unanimously adopted a resolution to dissolve the Company, and the Company shall forthwith submit an application for dissolution to the Approval Authority. Each Party agrees to take all actions and to sign all documents, and to cause its appointees on the Board to take all actions and to sign all documents that are legally required to effect termination of this Contract and the dissolution of the Company.

ARTICLE 24	BREACH AND PENALTIES FOR BREACH

24.1	Breach

24.1.1	If a Party fails to perform any of its material obligations under this Contract or if a Party’s representation or warranty under this Contract is materially untrue or inaccurate, such Party shall be deemed to have breached this Contract.

24.1.2	If the breach has not been remedied within a sixty (60)-day period, then the non-breaching Party may:

(1)	seek to resolve the breach in accordance with Article 28.1.2; or

(2)	request in writing that this Contract be terminated and the Company be dissolved. Unless either Party has commenced the acquisition procedures set out in Article 25.2, the Board shall be deemed to have unanimously adopted a resolution to dissolve the Company, and the Company shall forthwith submit an application for dissolution to the Approval Authority. Each Party agrees to take all actions and to sign all documents, and to cause its appointees on the Board to take all actions and to sign all documents that are legally required to effect termination of this Contract and the dissolution of the Company; and

(3)

seek damages from the breaching Party for all losses it has incurred as a result of the breach of this Contract by the breaching Party, provided that, notwithstanding any provision to the contrary, such damages shall not cover any loss of the non-breaching Party that are not foreseeable by the breaching Party when it enters into this

EXECUTION VERSION

Contract and shall not exceed the aggregate of the value of the breaching Party’s interest in the Company and the unpaid capital contribution (if any) of the breaching Party, and the performing Party acknowledges that the breaching Party shall have full rights over any capital contributions made by it and the breaching Party shall not be treated as having abandoned its interests in the Contract or as having withdrawn from the Company.

24.1.3	Waiver by a Party of one or more defaults by a breaching Party shall not deprive the non-breaching Party of a right to terminate this Contract that arises by reason of any subsequent default.

24.2	Penalties for Late Capital Contribution

Should a Party not contribute any cash portion of its capital contribution in a timely manner in accordance with the timetable set forth in Article 5.4, such Party shall pay the other Party who has made its capital contributions in a timely manner a penalty for default at the rate of one percent (1%) per month on the overdue amount, calculated on the number of days the amount is overdue; provided that, the penalty is payable only when the amount is one (1) month or more overdue and only with respect to that period after such one (1)-month period.

ARTICLE 25	CONSEQUENCES OF TERMINATION AND DISSOLUTION

25.1	Termination of Major Contracts

Upon early termination of this Contract and commencement of the dissolution of the Company, a Party may terminate and shall be under no obligation to renew any of the Major Contracts to which it is a party, unless otherwise provided in the Major Contracts.

25.2	Offer to Acquire

25.2.1	Notwithstanding the provisions of Articles 23.2 and 24.1.2(2), a Party (the “Offeror”) may, before the appointment of a liquidation committee, make an irrevocable offer to purchase the other Party’ Equity Interest (the “Offer”) in the following terms to the other Party (the “Offeree”). The Offer shall be made by the delivery of a written notice to the other Party, and shall specify a purchase price. Offeree may elect either to:

(1)	sell its whole Equity Interest in the Company to Offeror at the specified purchase price; or

(2)	purchase the whole Equity Interest of the Offeror in the Company at an equivalent pro-rata price.

25.2.2	Offeree shall give Offeror written notice of its election within thirty (30) days of receiving the Offer, and shall be deemed to have elected to sell its Equity Interest if it fails to give such notice. All necessary steps in connection with the transfer of any Equity Interest, and payment for it, shall be completed as soon as possible, subject to the review of the Approval Authority.

EXECUTION VERSION

25.3	Liquidation

Upon expiration of the Company Term or approval of an application to dissolve the Company, or under other circumstances in which this Contract is terminated or the Company is dissolved, liquidation of the Company shall be handled in accordance with the relevant PRC laws and regulations.

ARTICLE 26	EXCUSING EVENTS

26.1	General

26.1.1	An “Excusing Event” shall mean any event which was unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arises after the Effective Date and prevents total or partial performance by any Party or the Company of any of its commitments under this Contract.

26.1.2	Excusing Events shall include:

(1)	earthquakes, typhoons, flood, or other acts of nature;

(2)	fire, explosion;

(3)	civil disturbances, strikes, riots, war, terrorist action:

(4)	failures of international or domestic transportation;

(5)	acts of government or public agencies or mandatory requirements of laws and regulations;

(6)	epidemics for which government authorities in the PRC have taken significant measures to address.

26.2	Excuse and Notification

26.2.1	When an Excusing Event occurs, the prevented Party (the “Prevented Party”) shall notify the other Party without delay, and within fifteen (15) days thereafter provide to the other Party detailed information and evidence of the occurrence and duration of such event, explaining the reasons for its inability to execute, or for its delay in the execution of, all or part of this Contract.

26.2.2	The Prevented Party shall use all reasonable endeavors to terminate the Excusing Event, and, within the shortest reasonable time, attempt to resume performance of the obligations delayed or prevented by the Excusing Event.

26.2.3	When notified that an Excusing Event has occurred, the Parties immediately shall consult with each other in order to find an equitable solution, and shall use all reasonable endeavors to minimize or remove the consequences of such Excusing Event.

26.2.4	If, because of the occurrence of an Excusing Event, a Party’s obligation under this Contract is affected by such an event, and that Party is unable to

EXECUTION VERSION

fully perform that obligation, then such obligation shall be suspended during the period of delay caused by the Excusing Event and shall be automatically extended, without penalty, for a period equal to such suspension.

26.2.5	If an Excusing Event occurs, no Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance by the Prevented Party, and such failure or delay shall not be deemed a breach of this Contract.

26.3	Prolonged Excusing Event

Should an Excusing Event or the effects of an Excusing Event prevent one or both of the Parties from performing part or all of its or their obligations hereunder for a period of one hundred and twenty (120) days or more, then the Parties shall, through consultations, decide whether to terminate this Contract or to exempt the implementation of part of the obligations of this Contract or whether to delay the execution of this Contract according to the effects of the Excusing Event on the performance of this Contract.

ARTICLE 27	APPLICABLE LAW

27.1	Applicable Law

This Contract shall be performed in accordance with its terms. The conclusion, validity, interpretation and implementation of this Contract shall be governed by the laws of the PRC.

27.2	Favorable Changes

In the event that, during the term of this Contract, any relevant authority in the PRC adopts any law, decree, rule, regulation or policy, or a treatment is extended to another joint venture company or investor in a similar business in the PRC which is more favorable than the laws, decrees, rules, regulations, policies or a treatment previously applicable to the Company or any Party (including reducing or eliminating filing, reporting, registration or approval requirements), then the Company or the Party, as the case may be, shall be entitled to receive, or apply (if application is necessary) to the appropriate governmental agency or authority to receive the benefit of such law, decree, regulation, rule, policy or more favorable treatment.

27.3	Adverse Changes

If an adverse material change occurs to the economic benefits of any Party hereunder after the effective date of this Contract due to the promulgation of new laws, decrees, rules and regulations or any amendment or new interpretation of any existing laws, decrees, rules and regulations made by the government of the PRC or any of its administrative subdivisions, the Parties shall consult promptly with each other and use their best endeavours to implement any adjustments necessary to maintain each Party’s economic benefits derived from this Contract.

EXECUTION VERSION

ARTICLE 28	SETTLEMENT OF DISPUTES

28.1	Choice of Arbitration

28.1.1	The Parties shall strive to settle any dispute, controversy or claim arising from the interpretation or performance of, or in connection with, this Contract through friendly consultations.

28.1.2	In case no settlement can be reached through friendly consultations among the Parties within sixty (60) days of the submission of such matter by one Party to the other Party, then such matter shall be submitted to the Hong Kong International Arbitration Center (“HKIAC”) in Hong Kong for its resolution in accordance with the then-prevailing HKIAC rules.

28.1.3	The arbitration proceedings shall be conducted in Chinese and English and shall take place in Hong Kong.

28.1.4	The arbitration panel shall consist of three (3) arbitrators, with each Party selecting one (1) arbitrator each.

28.1.5	The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms. Each Party shall be responsible for its own costs and expenses of arbitration, including its attorney fees and expenses.

28.1.6	The award may be enforced by filing for confirmation and enforcement to a court having jurisdiction. The Parties agree that, if it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the Party against which such enforcement action is taken shall pay all reasonable costs and expenses and attorneys’ fees, including but not limited to any cost of additional litigation or arbitration incurred by the Party seeking to enforce the award, unless the relevant court or arbitral tribunal rules otherwise.

28.2	Continued Performance

During the period when a dispute is being resolved, the Parties shall, with the exception of the disputed provisions, in all other respects continue their implementation of this Contract.

ARTICLE 29	LANGUAGE

29.1	Versions

This Contract shall be written in a Chinese version and in an English version . Both language versions shall be equally authentic.

29.2	Discrepancy

In the event of any discrepancy between the Chinese and English language versions of this Contract, the panel of arbitrators selected pursuant to Article 28 shall determine which version most accurately records the Parties’ intention.

EXECUTION VERSION

29.3	Originals

The parties shall execute eight (8) originals of each of the English and Chinese versions of this Contract. Each Party shall keep two (2) originals of each language version of this Contract. Four (4) originals of each language version shall be submitted to the Approval Authority.

ARTICLE 30	EFFECTIVENESS OF THE CONTRACT, AMENDMENT, AND MISCELLANEOUS PROVISIONS

30.1	Entire Contract

The Appendices referred to in this Contract and attached to it are an integral part of this Contract. The Appendices are as follows:

Appendix A	Articles of Association

Appendix B	Land Grant Contract

Appendix C	Technology License and Services Agreement

Appendix D	Trademark License Agreement

Appendix E	Tar Supply Agreement

Appendix F	Steam and Coke Oven Gas Agreement

This Contract with its Schedule and Appendices constitutes the entire contract between and among the Parties with respect to the subject matter of this joint venture and supersedes all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Contract. Headings are for ease of reference only and shall have no legal effect.

30.2	Approval Authority

This Contract and the Articles of Association shall be submitted for approval to the Approval Authority and shall come into force on the date on which the Approval Authority issues its approval document (the “Effective Date”). Immediately upon receipt of the approval document, Party B shall notify the other Party and provide them with a copy. The same shall apply to receipt of the approval certificate.

30.3	Amendment

Any amendment of this Contract, including Appendices shall only be valid if made in writing and signed by the Parties. If approval by the Approval Authority is required for such amendment under PRC laws and regulations, then such amendment shall be submitted to the Approval Authority for approval.

30.4	Severability

30.4.1	The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

EXECUTION VERSION

30.4.2	If a provision in this Contract is determined as invalid under applicable PRC laws and regulations, the Parties shall discuss and agree whether a replacement for or revision of such provision should be made. Any revision or replacement of that provision shall be made in accordance with Article 30.3.

30.5	Waiver

A Party’s failure to exercise any right, power or privilege under this Contract shall not operate as a waiver of it, and any single or partial exercise of any right, power or privilege shall not preclude its further exercise or the exercise of any other right, power or privilege. No waiver by a Party shall be valid unless it is made in writing and specifying the breach or circumstances the subject of the waiver and such waiver shall only apply to such breach or circumstances and not to any other breach or circumstances.

30.6	Notices

30.6.1	All notices between the Parties shall be written in Chinese and in English and may be delivered either by messenger, registered airmail or fax. The following addresses shall be used:

To Party A:

Address:	Suite C3-1702, TEDA MSD, No.79 First Avenue, TEDA, Tianjin 300457, China

Attention:	Zhu Jianzhong

Fax:	+86 22 5986 3789

To Party B:

Address:	Luozhuang District, Linyi City, Shandong Province, China

Attention:	Zhang Jianqun

Fax:	+86 539 892 8888

30.6.2	Notices shall be deemed delivered on the following dates:

(1)	by messenger, on the date of delivery;

(2)	by registered airmail, on the date of receipt;

(3)	by fax, on the first working day after the date of sending.

30.6.3	During the term of this Contract, each Party shall have the right to change its address for receiving notices at any time, provided that the other Party are given notice of such change pursuant to Article 30.6.

EXECUTION VERSION

30.7	Public Communications

Unless as otherwise required by applicable laws and regulations or requirements of the respective stock exchanges, no Party shall make any declarations, announcements, or disclosures to the public with respect to this Contract, the relationship between and among the Parties or the business of the Company without first obtaining the written consent of the other Party.

30.8	Signing Place and Date

This Contract is signed in Linyi, Shandong Province, PRC by the duly authorized representatives of Party A and Party B on September 10, 2012.

EXECUTION VERSION

YIZHOU GROUP COMPANY LIMITED		KOPPERS INTERNATIONAL B.V.

[company chop]

Signature:	/s/ Zhang Jianqun	Signature:	/s/ Zhu Jianzhong

Name:	Zhang Jianqun	Name:	Zhu Jianzhong

Title:	Chairman of the Board of Directors	Title:	Authorised Representative

EXECUTION VERSION

LIST OF APPENDICES

The appendices listed below have been omitted from the copy of this Agreement filed with the Securities and Exchange Commission. The company will furnish supplementally a copy of any omitted appendix to the Commission upon request.

Appendix A    Articles of Association

Appendix B    Land Grant Contract

Appendix C    Technology License and Services Agreement

Appendix D    Trademark License Agreement

Appendix E    Tar Supply Agreement

Appendix F    Steam and Coke Oven Gas Agreement